Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT BILL WALLJASPER (515) 965-6505

Casey’s Reports Double-digit Sales Increases

Ankeny, Iowa, March 7, 2007—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.22 in earnings per share from continuing operations for the third quarter of fiscal 2007 ended January 31, 2007 compared with $0.15 for the same quarter a year ago. Year to date, earnings from continuing operations were $0.90 per share compared with $1.03 for the same period of fiscal 2006. President and CEO Robert J. Myers stated, “The quarter’s strong earnings were driven by double-digit total sales increases in every business category. Our total inside gross profit was up 16.1%.”

Gasoline—Casey’s annual goal is to increase same-store gasoline gallons sold 2% with an average margin of 10.8 cents per gallon. “Benefiting from a relatively mild winter,” Myers explained, “we posted a 4% gain in same-store gallons sold in the third quarter and a 14.6% increase in total gallons sold.” Year to date, the same-store gallons sold were up 1.1% and the total gallons sold increase was 8.5%. The Company’s average gasoline margin was 10.5 cents per gallon for the quarter and 9.9 cents for the year to date.

Grocery & Other Merchandise—The Company’s annual goal is to increase same-store sales 3.9% with an average margin of 32.2%. “Due to increased proficiencies in the use of point-of-sale data, we were able to achieve strong sales growth in the quarter, resulting in a gross profit gain of 13.4%,” said Myers. Same-store sales were up 6.7% for the quarter and 3.9% for the year to date. Total sales for the quarter increased 15.3% with an average margin of 30.8% and were up 10.2% for the nine months with an average margin of 31.9%.

Prepared Food & Fountain—The annual goal is to increase same-store sales 7.9% with an average margin of 63.4%. Myers stated, “We drove sales in the third quarter by continuing to benefit from our expanded fountain program, making strategic price increases, and enhancing point-of-sale capabilities.” Same-store sales increased 11.9% for both the third quarter and the year to date. The quarter’s total sales were up 19.2%, and the nine months’ sales were up 17.7%. The average margin for the quarter was 62.1%; for the year to date it was 62.2%. Myers described the impact on the category’s gross profit: “It was up a healthy 18.3% for the quarter and up 14.8% for the nine months.”

Operating Expenses—Casey’s has the ongoing annual goal of holding the percentage increase in operating expenses to less than the percentage increase in gross profit. “Operating expenses are somewhat challenging in a volatile gasoline market due to the effect of higher fees because of the size and volume of credit card charges,” said Myers. “Our emphasis is on driving gross profit dollars.” In the third quarter, total gross profit increased 18.6% to $139.8 million while operating expenses increased 14.7%. For the year to date, the increase in gross profit was 7% to $431 million and operating expenses increased 11.9%.

Expansion—The goal for fiscal 2007 is to acquire 50 stores and build 10 new stores. At the nine-month mark Casey’s had acquired 47 stores and built 8 stores. Myers stated, “The integration of the 33 HandiMart stores we acquired in early October is going very well, and the acquisition environment continues to be favorable.”

Dividend—At its March meeting, the Board of Directors declared a quarterly dividend of $0.05 per share. The dividend is payable May 15, 2007 to shareholders of record on May 1, 2007.

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Casey’s General Stores, Inc. Consolidated Statements of Earnings (Unaudited) (Dollars in thousands, except per share amounts)

	Three months ended January 31,		Nine months ended January 31,
	2007	2006	2007	2006
Net sales	$922,786	$798,114	$3,032,635	$2,619,303
Franchise revenue	175	164	537	524

Total revenue	922,961	798,278	3,033,172	2,619,827

Cost of goods sold	783,022	680,240	2,601,684	2,216,723
Operating expenses	103,651	90,380	305,325	272,814
Depreciation and amortization	16,204	14,087	47,266	42,370
Interest, net	2,878	2,087	7,960	6,328

	905,755	786,794	2,962,235	2,538,235

Earnings from continuing operations before income taxes, gain (loss) on discontinued operations, and cumulative effect of accounting change	17,206	11,484	70,937	81,592
Federal and state income taxes	6,000	3,928	25,694	29,550

Earnings from continuing operations before gain (loss) on discontinued operations and cumulative effect of accounting change	11,206	7,556	45,243	52,042
Gain (loss) on discontinued operations, net of taxes (tax benefit) of $25, ($386), $48, and ($589)	38	(603)	74	(921)
Cumulative effect of accounting change, net of tax benefit of $0, $0, $0, and $692	—	—	—	(1,083)

Net earnings	$11,244	$6,953	$45,317	$50,038

Basic
Earnings from continuing operations before loss on discontinued operations and cumulative effect of accounting change	$.22	$.15	$.90	$1.03
Loss on discontinued operations	—	(.01)	—	(.02)
Cumulative effect of accounting change	—	—	—	(.02)

Net earnings per common share	$.22	$.14	$.90	$.99

Diluted
Earnings from continuing operations before loss on discontinued operations and cumulative effect of accounting change	$.22	$.15	$.89	$1.03
Loss on discontinued operations	—	(.01)	—	(.02)
Cumulative effect of accounting change	—	—	—	(.02)

Net earnings per common share	$.22	$.14	$.89	$.99

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2007	April 30, 2006
Assets
Current assets
Cash and cash equivalents	$32,835	$75,369
Receivables	7,697	9,672
Inventories	96,617	96,255
Prepaid expenses	6,687	7,063
Income taxes receivable	9,451	3,047

Total current assets	153,287	191,406

Other assets, net of amortization	8,515	6,894
Goodwill	45,538	14,414
Property and equipment, net of accumulated depreciation January 31, 2007, $529,574 April 30, 2006, $490,288	836,134	774,825

Total assets	$1,043,474	$987,539

Liabilities and Shareholders’ Equity
Current liabilities
Note payable	$8,200	$—
Current maturities of long-term debt	48,045	51,628
Accounts payable	102,468	146,121
Accrued expenses	48,003	45,947

Total current liabilities	206,716	243,696

Long-term debt, net of current maturities	155,007	106,512
Deferred income taxes	101,449	99,929
Deferred compensation	7,977	7,236
Other long-term liabilities	8,502	6,976

Total liabilities	479,651	464,349

Total shareholders’ equity	563,823	523,190

Total liabilities and shareholders’ equity	$1,043,474	$987,539

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Nine months ended 1/31/07	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$2,168,513	$645,781	$201,933	$16,408	$3,032,635
Gross profit	$89,366	$206,035	$125,525	$10,025	$430,951
Margin	4.1%	31.9%	62.2%	61.1%	14.2%

Gasoline gallons	901,459

Nine months ended 1/31/06
Sales	$1,849,055	$586,160	$171,577	$12,511	$2,619,303
Gross profit	$97,457	$189,388	$109,323	$6,412	$402,580
Margin	5.3%	32.3%	63.7%	51.3%	15.4%

Gasoline gallons	830,808

Gasoline Gallons Same-store Sales Growth						Gasoline Margin (Cents per gallon)

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2007	-2.9%	2.7%	4.0%			F2007	9.8 ¢	9.4 ¢	10.5 ¢
F2006	7.7	4.3	4.2	0.5%	4.4%	F2006	11.8	14.1	9.2	10.6 ¢	11.5 ¢
F2005	-1.3	1.0	2.8	5.6	1.9	F2005	12.0	9.8	10.4	11.0	10.8

Grocery & Other Merchandise Same-store Sales Growth						Grocery & Other Merchandise Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2007	2.3%	3.5%	6.7%			F2007	32.2%	32.6%	30.8%
F2006	7.4	4.5	5.3	4.2%	5.7%	F2006	32.1	33.4	31.3	31.3%	31.9%
F2005	2.1	4.8	6.8	6.3	4.8	F2005	31.4	31.0	31.4	30.0	30.9

Prepared Food & Fountain Same-store Sales Growth						Prepared Food & Fountain Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2007	9.5%	13.7%	11.9%			F2007	62.9%	61.6%	62.1%
F2006	7.2	4.5	9.9	7.4%	7.4%	F2006	64.0	64.6	62.5%	60.9%	63.0%
F2005	6.1	9.0	9.0	9.8	8.4	F2005	58.8	60.8	60.9	61.0	60.4

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 8, 2007. The call will be broadcast live over the Internet at 9:30 a.m. CT via the

Investor Relations section of our Web site and will be available in an archived format.